AGREEMENT AND PLAN OF MERGER

BETWEEN

LION CAPITAL HOLDINGS, INC.,

AND

DeFi MOBILE LTD.

DATED AS OF JULY 10, 2009

5501039v.2

MERGER AGREEMENT

This Agreement and Plan of Merger, dated as of June __, 2009 (this “Agreement”), is by and among Lion Capital Holdings, Inc., a Delaware corporation (“Parent”), DeFi Mobile, Ltd, a Delaware corporation (the “Company”), and Jeff Rice and David Thomas, in their capacity as Joint Representatives.

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is advisable and would be fair to and in the best interests of their respective shareholders to consummate the merger of Company with and into the Parent, upon the terms and subject to the conditions set forth herein (“Merger”); and

WHEREAS, Parent  and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions contemplated hereby and also to prescribe various conditions to the Transactions contemplated hereby; and

WHEREAS, the Board of Directors of the Company have approved the Transactions contemplated by this Agreement in accordance with the Delaware General Company Law (the “DGCL”); and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1.	Definitions. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

ARTICLE II.

The Merger, Effective Time; Merger Consideration

Section 2.1.
The Merger.  This Agreement contemplates a tax-free merger of the Company with and into the Buyer in a reorganization pursuant to Code §368(a)(1)(A). The Target Stockholders will receive capital stock in the Buyer in exchange for their capital stock in the Target. Subject to the terms and conditions hereof and in accordance with the DGCL, at the Effective Time:

(a)           The Company shall be merged with and into Parent and the separate existence of the Company shall cease.

(b)           The Parent, as the surviving corporation in the Merger (the “Surviving Company”), (i) shall continue its corporate existence under the laws of the State of Delaware, (ii) shall change its name to “DeFi Mobile, Ltd.”, and (iii) shall succeed to all public and private rights, privileges, powers, assets, liabilities and obligations of the Company in accordance with the DGCL.

(c)           The Certificate of Incorporation and Bylaws of the Parent in effect immediately prior to the Effective Time shall remain the Certificate of Incorporation and Bylaws of the Surviving Company.

(d)           The Merger shall have all the effects provided by applicable law.

Section 2.2.
Effective Time of the Merger.  As soon as practicable after the Closing Date the parties shall cause the Merger to be consummated by filing the appropriate documents with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Certificate of Merger”).  The Merger shall become effective at 11:59 p.m. on the day of filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL or such later date or time as may be agreed upon by Parent and the Company and set forth therein (the “Effective Time”).

Section 2.3.
Aggregate Merger Consideration.  Exhibit B lists the Company’s Securityholders on the date of this Agreement, the amount and type of Company Securities held by each Securityholder, the percentage and the amount of the Merger Consideration to be received by each Securityholder and the Closing Share Consideration allocated to each Securityholder.  Subject to Section 2.8, the aggregate consideration to be received by the Securityholders in connection with the Merger shall be the following (collectively, the “Merger Consideration”):

(a)           each Company Share (other than any Dissenting Share) shall be converted into the right to receive one share of common stock of Parent, no par value (“Parent Common Stock”) (the ratio of one parent Shares to one Parent Share is referred to herein as the "Conversion Ratio"), which Parent Common Stock shall be allocated among the Securityholders as provided in Exhibit B (the “Share Consideration”);  (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this §2(d)(v) after the Effective Time. [The Share Consideration shall be subject to a 18 month lock-up period of beginning at the Closing ending 18 months from the date of Closing (the “Lock-up Period”). During the Lock-Up Period, the Share Consideration may not be sold by the Security Holder and the lock-up requirements may be waived by the Parent in its sole discretion.]

(b)           Warrants in the amount and terms as provided in Exhibit B and in the form set forth in Exhibit C (the “Warrants”) to purchase shares of Parent Common Stock at an exercise price per share set forth therein (the “Warrant Consideration”), which Warrants shall be issued to such persons as designated in writing by the Founders prior to Closing.

Section 2.4.
No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued as Share Consideration.  In lieu thereof, cash in the amount equal to the value of such fractional shares will be paid to the Securityholders.

Section 2.5.                      Conversion and Cancellation of Securities.  At the Effective Time:

(a)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Consideration set forth in Section 2.3.

(b)           Company Preferred Stock.  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration set forth in Section 2.3.

(c)           Treasury Shares.  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of any Person, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

Section 2.6.
Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Company Securities immediately prior to the Effective Time shall cease to have any rights with respect to such securities, except as otherwise provided for in this Agreement or in accordance with any Legal Requirements.

Section 2.7.
Allocation of Merger Consideration for Tax Purposes.  The Merger Consideration shall be allocated for tax purposes as determined by Parent in its sole discretion in the manner set forth in writing and delivered to the Company at least 15 days before Closing (the “Allocation”).  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Parent shall prepare and deliver IRS Form 8594 to the Securityholders within forty-five (45) days after the Closing Date to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Parent nor the Securityholders shall contend or represent that such allocation is not a correct allocation.

Section 2.8.	Appraisal Rights.

(a)           The parties acknowledge that the Company's Securityholders are entitled to appraisal rights under Section 262 of the DGCL.  The Company shall comply with all Legal Requirements including those set forth in Section 262 of the DGCL, including the notice provision of Section 262(d) of the DGCL.

(b)           Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which, as of the Company Shareholders’ meeting called to approve the Merger (the “Company Shareholders’ Meeting”), the holder thereof has demanded an appraisal of their value in accordance with applicable law (“Dissenting Shares”)

shall not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Section 2.3 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under applicable law; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected in accordance with applicable law, or if any such shares shall lose their status as Dissenting Shares then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the applicable Merger Consideration in accordance with Section 2.3.  In the event of any Dissenting Shares, the aggregate Merger Consideration will be deemed to be reduced by the proportional share of the Merger Consideration that the holders of such Dissenting Shares would be entitled to receive absent the appraisal.

(c)           The Company shall give Parent (i) prompt notice of any written demand received by the Company at or prior to the Company Shareholders’ Meeting to require the Company to purchase Dissenting Shares pursuant to applicable law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.9.
Delivery and Share Consideration and Warrant Consideration.  At the Closing, Parent shall deliver or cause to be delivered  the Closing Share Consideration to a trust company designated by Parent (the “Exchange Agent”) for payment through the Exchange Agent to the Securityholders in accordance with this ARTICLE II.

Section 2.10.	Delivery and Share Consideration.

(a)           Prior to the Effective Time, the Company shall deliver to each record holder of Company Securities (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall also contain representations and warranties with respect to the Securityholder’s status as an “accredited investor” as defined in Section 501(a) of Regulation D of the Securities Act, and which letter shall be substantially in the form attached as Exhibit D hereto (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such Merger Consideration that the Securityholder has the right to receive under this ARTICLE II, as applicable.

(b)           The Closing Share Consideration received by the Exchange Agent pursuant to Section 2.9, shall be deposited by the Exchange Agent in an account (the “Exchange Account”) established for the benefit of the Securityholders.  The Exchange Agent shall deliver out of the Exchange Account, to each Securityholder holding a Certificate that immediately prior to the Effective Time represented Company Securities, promptly upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, an amount equal to the Closing Share Consideration set forth opposite that Securityholder’s name on Exhibit B.

(c)           Each Securityholder who delivers a completed and duly executed Letter of Transmittal and a Certificate for cancellation to the Exchange Agent at the Closing shall be entitled to receive in exchange therefore the Merger Consideration such Stockholder has the right to receive under this ARTICLE II, as applicable.

(d)           The Surviving Corporation shall be entitled to deduct and withhold from the Closing Share Consideration otherwise payable to any Securityholder pursuant to this Article II any amount of shares of Parent Common Stock as the Surviving Corporation is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law and the number of shares of Parent Common Stock so deducted shall be equal to the amount of any such Tax divided by the Issuance Price.  If the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which the Surviving Corporation made such deduction or withholding.  No interest shall accrue or be paid on the consideration payable upon the delivery of Certificates.

(e)           The Exchange Agent will, promptly upon receipt thereof, deliver to Parent surrendered Certificates received by it, and, within five (5) Business Days after the 180th day following the Closing Date, return to Parent any portion of the Closing Share Consideration remaining to be paid to Securityholders pursuant to this ARTICLE II who have not yet surrendered their Certificates (“Non-Performing Securityholders”).  Subject to the following sentence, any Non-Performing Securityholders shall thereafter be entitled to look only to the Surviving Corporation for payment of their claims for the consideration set forth in this ARTICLE II, without interest thereon.  In the event any Non-Performing Securityholders subsequently surrender their Certificates, as the case may be, the Exchange Agent shall send notice to Parent and the Surviving Corporation of such surrender, and the Surviving Corporation shall be responsible for delivery to such Non-Performing Securityholders of any Merger Consideration payable to such Non-Performing Securityholders returned to the Surviving Corporation pursuant to this Section 2.10(e).

(f)           None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Stock, cash, dividends or distributions from the Exchange Account properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to Securityholders pursuant to this ARTICLE II in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any Merger Consideration delivered in respect of such Certificate shall, to the extent permitted by applicable Legal Requirement, become property, free and clear of all claims or Encumbrances of any Person previously entitled thereto.

(g)           If any portion of the Merger Consideration pursuant to this ARTICLE II is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer; (ii) there shall be an opinion of counsel acceptable to Parent that such transfer is not in violation of the Securities Act or any other Legal Requirement; and (iii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(h)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation or the Exchange Agent, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this ARTICLE II.

(i)           Any amount of Merger Consideration delivered to the Exchange Agent for the benefit of a Securityholder that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.

ARTICLE III.

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement, the Company represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

Section 3.1.
Organization and Good Standing; Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the Transactions.  The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Section 3.1 of the Company Disclosure Schedules, except where the failure to be qualified or licensed would not have a Material Adverse Effect on the Company.  The Company does not have any assets, employees or offices in any state other than the states listed in Section 3.1 of the Company Disclosure Schedules.

Section 3.2.                      Capitalization.  The authorized capital stock of the Company is set forth in Section 3.2 of the Company Disclosure Schedules and includes, but is not limited to, common stock, par value $0.001 per share (“Company Common Stock”) and Series A preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  Except as set forth in Section 3.2 of the Company Disclosure Schedules, there exist no options, warrants, convertible notes, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company.  Except as set forth in Section 3.2 of the Company Disclosure Schedules, neither the Company nor any Subsidiary is a party to or bound by, nor does it have any Knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company or any Subsidiary.  No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company’s shareholders.  All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.  No shares of capital stock of the Company have been issued or disposed of in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirements or in violation of any preemptive rights and all shares of capital stock of the Company were issued in compliance with Regulation D of the Securities Act.

Section 3.3.
Corporate Records.  The copies of the Certificate of Incorporation and all amendments thereto and the Bylaws of the Company that have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof.  The minute books of the Company, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Company since the formation of the Company.

Section 3.4.
Authorization and Validity.  The execution, delivery and performance by the Company of Transaction Documents, and the consummation of the Transactions, have been duly authorized by the Company assuming the accuracy of the representations and warranties of Parent in Section 4.07 and provided, however, that the Company cannot consummate the Merger unless and until it receives the approval the Security holders.  The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by the Company and Security holders and constitute or will constitute legal, valid and binding obligations of the Company and Security holders, enforceable against the Company and Security holders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.  To the Knowledge of the Company, the Transactions will not impair the ability or authority of the Company to carry on its business after the Closing as now conducted in any respect.

Section 3.5.
Subsidiaries.  The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity, except the Subsidiaries listed in Section 3.5 of the Company Disclosure Schedules.  Each Subsidiary is duly organized and validly existing in good standing under the laws of the state in which it is incorporated, and is duly qualified to do business and in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be qualified or licensed would not have a Material Adverse Effect on that Subsidiary or the Company.  The Company has delivered to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of each Subsidiary, as in effect on the date hereof.  The authorized capital of each Subsidiary is set forth in Section 3.5 of the Company Disclosure Schedules.  All issued and outstanding shares of capital stock of each Subsidiary are duly authorized and validly issued and outstanding, fully paid and non assessable and are owned by the Company free and clear of all Encumbrances.  There are in existence no options, warrants or similar rights granted by any Subsidiary, or any agreements to which any Subsidiary is a party, for the issuance or sale by it of any securities except to the Company.  Each Subsidiary has obtained or duly applied for all such material licenses, permits and certificates from government agencies and authorities as are necessary to the conduct of its business, and to the Knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment of, or any default under, any such license, permit or certificate, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 3.6.
No Violation.  To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the Transactions will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is bound or to which the Company Securities or any of the assets of the Company or any Subsidiary are subject, or result in the creation or imposition of any Encumbrance upon the Company Securities or any of the assets of the Company or any Subsidiary, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Company Securities or the assets of the Company or any Subsidiary, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on the financial condition of the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  To the Knowledge of the Company, the Company and each of the Subsidiaries has complied with all Legal Requirements and has filed with the proper authorities all necessary statements and reports, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 3.7.
Consents.  Except as set forth in Section 3.7 of the Company Disclosure Schedules, no consent, authorization, approval, permit or license of, or filing with, any Governmental Body, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the other Transaction Documents on the part of the Company or Security holders, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the

Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 3.8.	Financial Statements.

(a)           The Company has delivered to Parent the following financial statements (the “Company Financial Statements”):

(i)           audited consolidated balance sheets of the Company as at December 31 in each of the years 2007 and 2008, and the related consolidated audited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Chisholm, Pier, Wolf, Nelson & Morrill, LLC, independent certified public accountants; and

(ii)           an unaudited consolidated balance sheet of the Company as at April 30, 2009 (the “Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow.

(b)           The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP; provided, however, the interim statements are subject to normal year-end audit adjustments.  The Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements, and subject, in the case of unaudited statements, to normal year-end audit adjustments.  No financial statements of any Person other than the Company and Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(c)           The Company Financial Statements were prepared in all material respects in accordance with the books and records of the Company.  The books and records of the Company: (i) are complete and correct in all material respects; and (ii) have been maintained in accordance with good business and accounting practices and applicable law.

(d)           The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that with respect to the business conducted by the Company: (i) the books and records of the Company are maintained in reasonable detail and fairly reflect the transactions and dispositions of the assets of the Company; (ii) access to assets is permitted and transactions are executed only in accordance with management’s general or specific authorization; (iii) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP and to maintain asset accountability; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           Except as set forth in Section 3.8(e) of the Company Disclosure Schedules, since December 31, 2008, (a) there have not been any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; (b) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Company’s Board of Directors, and (c) to the Knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)           The management of the Company has evaluated, with the participation of the Company’s principal executive and principal financial officers, or persons performing similar functions, (i) the effectiveness, as of the end of each fiscal year, of the Company’s internal control over financial reporting; and (ii) any change in the Company’s internal control over financial reporting that occurred during each of the Company’s fiscal quarters that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 3.9.
Liabilities and Obligations.  Except as set forth in Section 3.9 of the Company Disclosure Schedules, the Financial Statements reflect all liabilities of the Company and the Subsidiaries, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof.  All reserves shown in the Company Financial Statements are in conformity with GAAP.  Except as set forth in the Company Financial Statements, neither the Company nor any Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Company nor any Subsidiary knows of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

Section 3.10.
Accounts Receivable.  To the Knowledge of the Company, all accounts receivable of the Company and the Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a Material Adverse Effect in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable.  Except as set forth in Section 3.10 of the Company Disclosure Schedules, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Commitments with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.11.	Employee Matters.

(a)           Cash Compensation.  Section 3.11(a) of the Company Disclosure Schedules contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the “Cash Compensation”) of all employees of the Company and the Subsidiaries.  In addition, Section 3.11(a) of the Company Disclosure Schedules contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Company and the Subsidiaries during the current and immediately preceding fiscal years of the Company and (ii) any promised increases in Cash Compensation of employees of the Company and the Subsidiaries that have not yet been effected.

(b)           Compensation Plans. Section 3.11(b) of the Company Disclosure Schedules contains a complete and accurate list of all compensation plans, arrangements or practices (the “Compensation Plans”) sponsored by the Company or the Subsidiaries or to which the Company or any Subsidiary contributes on behalf of its employees, other than Employee Benefit Plans listed in Section 3.12(a) of the Company Disclosure Schedules.  The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.  The Company has provided Parent a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan.  Each of the Compensation Plans can be terminated or amended at will by the Company.

(c)           Employment Agreements. Section 3.11(c) of the Company Disclosure Schedules contains a complete and accurate list of all employment agreements (the “Employment Agreements”) to which the Company or any Subsidiary is a party with respect to its employees.  The Employment Agreements include without limitation employee leasing agreements, employee services agreements and non competition agreements.  The Company has provided Parent a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement.

(d)           At Will Employment.  Except as set forth in Section 3.10(d) of the Company Disclosure Schedules, the employment of each of the Company’s and each Subsidiaries’ employees is terminable by the Company at will.  Except as set forth in Section 3.10(d) of the Company Disclosure Schedules, no employee of the Company has been granted the right to or is entitled to any compensation following the termination of employment with the Company.

(e)           Employee Policies and Procedures. The Company has provided true and complete copies of all employee manuals, policies, procedures and work-related rules (the “Employee Policies and Procedures”) that apply to employees of the Company or any Subsidiary.  The Company has provided Parent a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures.  Subject to applicable employment laws and regulations, each of the Employee Policies and Procedures can be amended or terminated at will by the Company or the appropriate Subsidiary, as the case may be.

(f)           Unwritten Amendments. To the Knowledge of the Company, no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise,

with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

(g)           Labor Compliance.  The Company and each Subsidiary:

(i)           has been and is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.  Neither the Company nor any Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.  To the Knowledge of the Company, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company or any Subsidiary before any federal, state or local court, board, department, commission or agency nor does any basis therefore exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company or any Subsidiary, nor does any basis therefore exist.

(h)           Unions.  Neither the Company nor any Subsidiary has ever been a party to any agreement with any union, labor organization or collective bargaining unit.  No employees of the Company or any Subsidiary are represented by any union, labor organization or collective bargaining unit.  To the Knowledge of the Company, the employees of the Company and the Subsidiaries have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

(i)           Aliens.  All employees of the Company and the Subsidiaries are citizens of, or are authorized to be employed in, the United States.

Section 3.12.	Employee Benefit Plans.

(a)           Identification. Section 3.12(a) of the Company Disclosure Schedules contains a complete and accurate list of all employee benefit plans (the “Employee Benefit Plans”) (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored by the Company or any Subsidiary or to which the Company or any Subsidiary contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof.  The Company has provided Parent with copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans.  In addition, the Company has provided Parent a written description of all existing practices engaged in by the Company or any Subsidiary that constitute Employee Benefit Plans.  Each of the Employee Benefit Plans can be terminated or amended at will by the Company or the appropriate Subsidiary, as the case may be.  No unwritten amendment exists with respect to any Employee Benefit Plan.

(b)           Administration. To the Knowledge of the Company, each Employee Benefit Plan has been administered and maintained in compliance with all Legal Requirements.

(c)           Examinations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

(d)           Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

(e)           Claims and Litigation. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

(f)           Qualification.  The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code.  No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

(g)           Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company or any Subsidiary is a member (a “Controlled Group”).  With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof.  With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof.

(h)           Excise Taxes.  Neither the Company nor any Subsidiary or any member of a Controlled Group has, to their Knowledge, any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

(i)           Multiemployer Plans.  Neither the Company nor any Subsidiary nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

(j)           PBGC. No facts or circumstances exist that would result in the imposition of liability against Parent by the Pension Benefit Guaranty Company as a result of any act or omission by the Company, any Subsidiary or any member of a Controlled Group.  No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

(k)           Retirees.  Neither the Company nor any Subsidiary has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company or any Subsidiary.

Section 3.13.	Absence of Certain Changes. Except as set forth in Section 3.13 of the Company Disclosure Schedules, since the date of the Balance Sheet, neither the Company nor any Subsidiary has

(a)           suffered any Material Adverse Effect, whether or not caused by any deliberate act or omission of the Company, any Subsidiary or any Security holder;

(b)           contracted for the purchase of any capital assets having a cost in excess of $50,000 or paid any capital expenditures in excess of $50,000;

(c)           incurred or discharged any liabilities or obligations except in the ordinary course of business;

(d)           mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

(e)           suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business;

(f)           acquired or disposed of any assets except in the ordinary course of business;

(g)           written up or written down the carrying value of any of its assets;

(h)           changed the costing system or depreciation methods of accounting for its assets;

(i)           waived any material rights or forgiven any material claims;

(j)           lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets;

(k)           increased the compensation of any director or officer;

(l)           increased the compensation of any employee except in the ordinary course of business;

(m)           made any payments to or loaned any money to any person or entity referred to in Section 3.28;

(n)           formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

(o)           redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;

(p)           entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business;

(q)           entered into, adopted or amended any Employee Benefit Plan; or

(r)           entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the Transactions contemplated, or that had or could have, a Material Adverse Effect on the Company.

Section 3.14.	Title; Leased Assets.

(a)           Real Property.  Neither the Company and nor any of its Subsidiaries  owns, or has previously owned, in fee any real property or interests in real property(collectively, the “Real Property”)  The leased real property referred to in Section 3.14(b) constitute the only real property used in the conduct of the business of the Company and the Subsidiaries.

(b)           Property. Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.

Section 3.15.	Commitments.

(a)           Commitments; Defaults.  Except as set forth in Section 3.15 of the Company Disclosure Schedules, neither the Company nor any Subsidiary has entered into, nor are the Company Securities, the assets or the business of the Company or any Subsidiary bound by, whether or not in writing, any

(i)           partnership or joint venture agreement;

(ii)           deed of trust or other security agreement;

(iii)           guaranty or suretyship, indemnification or contribution agreement or performance bond;

(iv)           employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

(v)           labor or collective bargaining agreement;

(vi)           debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

(vii)           deed or other document evidencing an interest in or contract to purchase or sell real property;

(viii)           agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

(ix)           lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

(x)           agreement between the Company and any affiliate of the Company;

(xi)           agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company;

(xii)           any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $50,000 in the aggregate;

(xiii)           powers of attorney;

(xiv)           contracts containing non competition covenants;

(xv)           any other contract or arrangement that involves either an unperformed commitment in excess of $50,000 or that terminates more than 30 days after the date hereof;

(xvi)           agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.26;

(xvii)           agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Company or any Subsidiary of a particular product or service; or

(xviii)           any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company or any Subsidiary.

All of the foregoing are hereinafter collectively referred to as the “Commitments.”  True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of any material oral Commitments, have heretofore been delivered or made available to Parent.  There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company or any Subsidiary, and no penalties have been incurred nor are amendments pending, with respect to any material Commitments, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement and except as described in Section 3.15 of the Company Disclosure Schedules.  The material Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of the Company, may be made by any party thereto, nor has the Company or any Subsidiary waived any rights thereunder, except as described in Section 3.15 of the Company Disclosure Schedules.  Neither the Company nor any Subsidiary has received notice of any default with respect to any material Commitment.

(b)           No Cancellation or Termination of Commitment.  Except as contemplated hereby, neither the Company nor any Subsidiary has received notice of any plan or intention of any other party to any material Commitment to exercise any right to cancel or terminate any material Commitment or agreement, and neither the Company nor any Subsidiary knows of any fact that would justify the exercise of such a right.  Neither the Company nor any Subsidiary nor currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any material Commitment.  Except as listed in Section 3.15 of the Company Disclosure Schedules, none of the material customers or suppliers of the Company or any Subsidiary has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company or any Subsidiary.

Section 3.16.
Adverse Agreements.  Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that has, or could have, a Material Adverse Effect on the Company.

Section 3.17.
Insurance.  The Company and the Subsidiaries carries property, liability, workers’ compensation and such other types of insurance as is customary in the industry of the insured for an entity of the size and stage as the Company.  A list and brief description of all insurance policies of the Company and the Subsidiaries are set forth in Section 3.17 of the Company Disclosure Schedules.  All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured.  Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.  True, complete and correct copies of all such policies have been provided to Parent on or prior to the date hereof

Section 3.18.	Patents, Trademarks, Service Marks and Copyrights.

(a)           Section 3.18 of the Company Disclosure Schedules lists the following with respect to Proprietary Rights of the Company or any Subsidiary:

(i)           all of the Issued Patents, Registered Trademarks and Registered Copyrights owned by the Company, setting forth in each case the jurisdictions in which each has been issued or registered;

(ii)           all Patent Applications and Trademark Applications owned by the Company, setting forth in each case the jurisdictions in which each has been filed; and

(iii)           all Proprietary Rights owned by any other Person and licensed by such Person to the Company to make, use or sell the Company Products, setting forth in each case any issued patents or registrations, any application for registration, the jurisdictions in which the foregoing have been issued or filed (as the case may be) and the nature of the right, title or interest held by the Company; and

(iv)           any unregistered Trademarks or Copyrights owned by the Company that are material to the business of the Company or used in association with any product or service of the Company.

(b)           The Company has good and valid title to all of the Issued Patents, Patent Applications, Trademark Applications, Registered Trademarks and Registered Copyrights identified in Section 3.18 of the Company Disclosure Schedules, free and clear of all Encumbrances.

(c)           The Company has provide true and complete copies or an accurate written description of all oral or written contracts, agreements, licenses and other arrangements relating to any Company Proprietary Rights or any Company Product, as follows:

(i)           (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from the Company, with or without the right to sublicense the same; (C) development agreements of any type; (D) any agreement by which the Company grants any ownership right to any Company Proprietary Rights owned by the Company; (E) any agreement under which the Company undertakes any ongoing cumulative royalty or payment obligations with respect to a Company Proprietary Right, (F) any agreement under which the Company grants an option relating to any Company Proprietary Rights; (G) any agreement under which any party is granted any right to access Company Source Code or to use Company Source Code to create derivative works of Company Products; (H) any agreement pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person any Company Source Code; and (I) any agreement or other arrangement limiting the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof);

(ii)           all licenses, sublicenses and other agreements, whether written or oral, to which the Company is a party and pursuant to which the Company is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by the Company in the ordinary course of business.

(iii)           Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Company Proprietary Rights, other than indemnification provisions contained in standard sales or agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel; and

(d)           Except as set forth in Section 3.18 of the Company Disclosure Schedules:

(i)           No current or former officer, manager, director, Security holder, member, employee, consultant or independent contractor of the Company or other Person has any right, title or interest in, to or under any Company Proprietary Rights in which the Company has (or purports to have) any right, title or interest that has not been assigned, transferred or exclusively licensed to Company;

(ii)           No Person has asserted or to the Company’s Knowledge threatened to assert a claim, which would adversely affect the Company’s ownership rights to, or rights under, any Company Proprietary Rights, or any contract, agreement, license or and other arrangement under which the Company claims any right, title or interest under any Company Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by Company of the Company Proprietary Rights or Company Products;

(iii)           The Company is not subject to any pending claim, proceeding of any type or outstanding decree, order, judgment or stipulation that challenges the Company’s ownership of any Company Proprietary Rights; or that restricts or would restrict in any manner the use, transfer or licensing of any Company Proprietary Rights by the Company;  or that restricts or would restrict in any manner the use, manufacture, sale, transfer or licensing of any Company Product by the Company; or which may affect the validity, use or enforceability of any Company Proprietary Rights;

(iv)           No Company Proprietary Rights have been infringed, violated or misappropriated by any Person;

(v)           All Issued Patents, Registered Trademarks and Registered Copyrights are valid and enforceable.

(e)           Except as set forth in Section 3.18 of the Company Disclosure Schedules, all Patents in which the Company has any right, title or interest have been duly filed or registered (as applicable) with the Governmental Body indicated in such Section with respect to such Patent, and have been maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of such Governmental Body, and have not lapsed, expired or been abandoned;

(f)           The Company is in compliance with all terms of use and privacy policies posted on each website owned or maintained by the Company, and the Company owns or has all requisite licenses for the content used or posted on each such website.

Section 3.19.	Taxes.

(a)           Timely Filing of Tax Returns.  The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements.  All Tax Returns filed by the Company were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct in all material respects and filed on a timely basis.

(b)           Payment of Taxes.  The Company has, within the time and in the manner prescribed by applicable Legal Requirements, paid (and until Closing will pay within the time and in the manner prescribed by applicable Legal Requirements) all Taxes that are due and payable.

(c)           Withholding Taxes.  Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, the Company has complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Code §§ 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper governmental authorities all amounts required.

(d)           Audits.  Except as set forth in Section 3.19(d) of the Disclosure Schedule, no Tax Return of the Company is under audit or examination by any Governmental Body, and no written or unwritten notice of such an audit or examination has been received by the Company and, the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes.  Except as set forth in Section 3.19(d) of the Disclosure Schedule, no issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  The Company has delivered to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by the Company from any Governmental Body since its inception.  The Tax Returns of the Company consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended December 2007.

(e)           Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with GAAP.  No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company for federal income tax purposes.  There exists no proposed assessment of Taxes against any the Company except as disclosed in Section 3.19(e) of the Disclosure Schedule.

(f)           Tax Liens.  No Encumbrances for Taxes exist with respect to any assets or properties of the Company, nor will any such Encumbrances exist at Closing except for statutory liens for Taxes not yet due.

(g)           Tax Sharing Agreements.  The Company has delivered to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which the Company is a party or by which the Company is bound.  No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

(h)           Extensions of Time for Filing Tax Returns.  The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i)           Waiver of Statutes of Limitations.  The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(j)           Powers of Attorney.  No power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return.

(k)           Tax Rulings.  The Company has not received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling.  The Company has not entered into a Closing Agreement (as defined below) with any Governmental Body that would have a continuing effect after the Closing Date.  “Tax Ruling” shall mean a written ruling of a Governmental Body relating to Taxes.  “Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

(l)           Availability of Tax Returns.  The  Company has made available to Parent complete and accurate copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company, for all taxable periods ending on or prior to the Closing Date.

(m)           Section 481 Adjustments.  The Company is not required to include in income any adjustment pursuant to Internal Revenue Code §481 by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed any such change in accounting method.

(n)           Section 338 Election.  No election under Section 338 has been made by or with respect to Company or any of its assets or properties.

(o)           Intercompany Transactions.  The Company has not engaged in any transactions with Affiliates which would require the recognition of income by the Company with respect to such transaction for any period ending on or after the Closing Date.

(p)           Transfer Taxes.  The Company shall pay all transfer Taxes and other similar Taxes imposed due to the Merger or any other transactions.

(q)           Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Commitment, Employee Benefit Plans, program, arrangement or understanding currently in effect.

(r)           Section 280(G).  The Company is not a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.20.
Compliance with Laws.  The Company and each of the Subsidiaries has complied in all material respects with all Legal Requirements and has filed with the proper authorities all necessary statements and reports that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted.  Neither the Company nor any of its Subsidiaries has received any written communication during the past three (3) years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Legal Requirement that could affect the property or business of the Company and the Subsidiaries.  The Company and each of the Subsidiaries possesses all necessary licenses, franchises, permits and Governmental Body authorizations to conduct its business as now conducted.

Section 3.21.	Finder’s Fee. Neither the Company nor any Subsidiary has incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the Transactions.

Section 3.22.
Litigation.  Except as described in Section 3.22 of the Company Disclosure Schedules, there are no Proceedings instituted, or to the Knowledge of the Company threatened, against or affecting, or that could affect, the Company, any Subsidiary, any of the Company Securities, or the business of the Company or any Subsidiary that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or any Subsidiary or to their respective business, assets, operations or employees that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any such order, writ, injunction or decree.

Section 3.23.
Accuracy of Information Furnished.  All information furnished to Parent by the Company, any Subsidiary hereby or in connection with the Transactions is true, correct and complete in all material respects.  Such information states all material facts required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which such statements are made.

Section 3.24.
Condition of Fixed Assets.  All of the plants, structures and equipment owned by the Company and the Subsidiaries are in working condition and repair for their intended use in the ordinary course of business and there are no known latent defects therein.

Section 3.25.
Distributions and Repurchases.  No distribution, payment or dividend of any kind has been declared or paid by the Company or any Subsidiary on any of its capital stock at any time.  No repurchase of any of the capital stock of the Company or any Subsidiary has been approved or effected by the Company or any Subsidiary at any time.

Section 3.26.
Ownership Interests of Interested Persons.  Except as set forth in Section 3.26 of the Company Disclosure Schedules, no officer, supervisory employee, director or shareholder of the Company or any Subsidiary or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Company or any Subsidiary, or any organization that has a material contract or arrangement with the Company or any Subsidiary.

Section 3.27.	Environmental Matters.

(a)           Environmental Laws.  Neither the Company nor any Subsidiary nor any of their respective assets is currently in violation of, or subject to any existing, pending or, or to the Knowledge of the Company, threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any applicable laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called “Environmental Laws”), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time (“CERCLA”) (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any applicable state environmental laws, and to the Knowledge of the Company, this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Company and the Subsidiaries.

(b)           Use of Assets.  To the knowledge of the Company and Securityholders, the assets of the Company and the Subsidiaries have never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA, RCRA, or any applicable state environmental laws.

(c)           Permits.  Neither the Company nor any Subsidiary has obtained or is required to obtain, and neither the Company nor any Subsidiary has any knowledge of any reason Parent will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Company or any Subsidiary by reason of any Environmental Laws.

(d)           Superfund List.  To the Knowledge of the Company and Securityholders, none of the assets owned or leased by the Company or any Subsidiary are on any federal or state “Superfund” list or subject to any environmentally related liens.

Section 3.28.
Certain Payments.  To the Knowledge of the Company, neither the Company nor Securityholders nor any director, officer or employee of the Company or any Subsidiary has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any Subsidiary:

(a)           to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

(b)           any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

Section 3.29.
Accredited Investor.  To the knowledge of the Company and based on the representations made by each Securityholder at time of their investments, each Securityholder is an “accredited investor” within the meaning set forth in Rule 501 under Regulation D of the Securities Act.

ARTICLE IV.

Representations and Warranties of Parent

Parent represent and warrant to the Securityholders that the representations and warranties set forth below are true and correct as of the date hereof and will be true and correct on the Closing Date.

Section 4.1.
Organization and Good Standing.  Parent is corporations duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the assets it owns, to execute and deliver the Transaction Documents and to consummate the Transactions.

Section 4.2.
Authorization and Validity.  The execution, delivery and performance by Parent of the Transaction Documents and the consummation of the Transactions have been duly authorized by the board of directors of Parent.  The Transaction Documents have been or will be as of the Closing Date, duly executed and delivered by Parent and constitute or will constitute legal, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by legal or equitable principles limiting the availability of equitable remedies.

Section 4.3.                      Issuance of Shares and Capitalization.  As of July 10, 2009 [or the most recent practicable date] authorized capital stock of Parent consists of 44,850,000. Parent has a sufficient number of authorized, but unissued shares of Parent Common Stock to issue the Share Consideration.  Prior to the Closing Date, Parent will have reserved a sufficient number of shares of Parent Common Stock for issuance upon the conversion of the Warrants.  When issued at the Closing, or pursuant to the Warrants, the Share Consideration and Parent Common Stock issued pursuant to the Warrants will be duly authorized, validly issued, fully paid and nonassessable.

Section 4.4.
No Violation.  The execution, delivery and performance by Parent of the Transaction Documents and the consummation of the Transactions will not, (i) violate, conflict with, or result in any breach of any provision of Parent’s certificate of incorporation or Bylaws or any resolution adopted by the board of directors or Security holders of Parent; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any agreement, instrument or obligation of Parent or to which Parent Common Stock or any of the assets of Parent are subject; (iii) result in the creation or imposition of any Encumbrance upon Parent Common Stock or any of the assets of Parent; or (iv) violate or conflict with any Legal Requirements binding upon Parent or by which Parent’s assets are bound.  No consent, authorization, approval, permit or license of, or filing with, any Governmental Body is required by Parent in connection with the execution, delivery and performance by Parent of the Transaction Documents to which it is a party or the consummation by Parent of the Transactions except for the filing, and the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.5.
Broker’s and Finder’s Fee.  Parent and their agents have not incurred any obligation or liability, contingent or otherwise, for any finder’s, broker’s or agent’s fee, commission or other similar payment in connection with the Transactions.

Section 4.6.	SEC Filings; Parent Financial Statements.

(a)           Parent has filed or furnished all forms, reports, registration statements, schedules, certificates and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Parent with or to the SEC since January 1, 2007 (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Parent with the SEC on a voluntary basis on Current Reports on Form 8-K).  All such required forms, reports and documents (including those that Parent shall file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports”.  As of their respective filing dates (or if amended or superseded by a filing, then on the date of filing of such amended or superseded document), the Parent SEC Reports (i) complied or, with respect to all of the foregoing required to be filed after the date of this Agreement, will comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”) or and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder)(“SOX”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.  Parent has made available to the Company copies of all comment letters received by the Parent from the SEC since January 1, 2007 (excluding all letters received from the SEC indicating that the SEC would not be reviewing any registration statement filed with the SEC by the Parent), and relating to the Parent SEC Documents, together with all written responses of the Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Parent from the SEC. Parent has not received any written notice from the SEC that any of the Parent SEC Documents is the subject of any ongoing review by the SEC. Except as disclosed in the Parent SEC Documents filed by the Parent and publicly available prior to the date of this Agreement, the Parent does not has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). Except as disclosed in the Parent Company SEC Documents, neither the Parent nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property outside of the ordinary course of business or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied, or will comply, in all material respects as to form and substance with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC for financial statements filed on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented, or will fairly present, the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements need only contain such footnotes as are required by the SEC for financial statements filed on Form 10-Q, and were or are subject to normal and recurring year-end adjustments. Since January 1, 2007, the Parent has not received any oral or written notification of any "material weakness" in the Parent 's internal control over financial reporting. There is no outstanding "material weakness" which the Parent 's independent accountants certify has not been appropriately and adequately remedied by the Parent, any such deficiency which individually or in the aggregate has not had or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(c)           Each of the principal executive officer of the Parent and principal financial officer of the Parent (or each former principal executive officer of the Parent and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate.

Section 4.7.                      Company Stock.  Parent has at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. As of the date hereof, Parent does not owns (directly or indirectly, beneficially or of record), and Parent is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by the Transaction Agreements and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent, to the extent the determination to acquire such shares was not directed by Parent).

Section 4.8.	Investment Intent. Parent is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 4.9.
Certain Proceedings. There is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions contemplated herein. To Parent and Sub's Knowledge, no such Proceeding has been threatened.

ARTICLE V.

The Company’s Covenants

The Company agrees that between the date hereof and the Closing:

Section 5.1.	Consummation of Agreement. The Company shall use its reasonable best efforts to cause the consummation of the Transactions in accordance with their terms and conditions.

Section 5.2.
Business Operations.  The Company and the Subsidiaries shall operate their businesses in the ordinary course and will not introduce any new method of management or operation.  The Company shall use its reasonable best efforts to preserve the business of the Company and the Subsidiaries intact, to retain the present customers and suppliers so that they will be available to Parent after the Closing.  The Company shall not take any action that could have a Material Adverse Effect on the Company or any Subsidiary without the prior written consent of Parent or take or fail to take any action that would cause or permit the representations made in ARTICLE III to be inaccurate at the time of Closing or preclude the Company from making such representations and warranties at the Closing.

Section 5.3.
Access.  The Company shall permit Parent and its authorized representatives full access upon reasonable advance notice and during normal business hours to, and make available for inspection, all of the assets and business of the Company and the Subsidiaries, including their respective employees, customers and suppliers, and permit Parent and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Company and the Subsidiaries as Parent and its representatives may request, all for the sole purpose of permitting Parent to become familiar with the business and assets and liabilities of the Company and the Subsidiaries; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

Section 5.4.
Material Change.  The Company shall promptly inform Parent in writing of any Material Adverse Effect on the Company or any Subsidiary.  Notwithstanding the disclosure to Parent of any such Material Adverse Effect, the Company shall not be relieved of any liability for, nor shall the providing of such information by the Company to Parent be deemed a waiver by Parent of, the breach of any representation or warranty of the Company contained in this Agreement.

Section 5.5.
Approvals of Third Parties and Securityholders.  The Company shall use its reasonable best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties and the Securityholders to the consummation of the Transactions.

Section 5.6.	Employee Matters. Neither the Company nor any Subsidiary shall, without the prior written approval of Parent, except as required by law:

(a)           increase the Cash Compensation of any employee of the Company or any Subsidiary;

(b)           adopt, amend or terminate any Compensation Plan;

(c)           adopt, amend or terminate any Employment Agreement;

(d)           adopt, amend or terminate any Employee Policies and Procedures;

(e)           institute, settle or dismiss any employment litigation;

(f)           enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or

(g)           take or fail to take any action with respect to any past or present employee of the Company or any Subsidiary that could adversely affect the business of the Company or any Subsidiary.

Section 5.7.	Employee Benefit Plans. Neither the Company nor any Subsidiary shall, without the prior written approval of Parent, except as required by law:

(a)           adopt, amend or terminate any Employee Benefit Plan;

(b)           take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries;

(c)           fail to pay any premium or contribution due or with respect to any Employee Benefit Plan;

(d)           fail to file any return or report with respect to any Employee Benefit Plan; or

(e)           take or fail to take any action that could adversely affect any Employee Benefit Plan.

Section 5.8.
Contracts.  Except with Parent’s prior written consent, neither the Company nor any Subsidiary shall waive any right or cancel any contract, debt or claim nor assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

Section 5.9.
Capital Assets; Payments of Liabilities.  Neither the Company nor any Subsidiary shall, without the prior written approval of Parent (i) acquire or dispose of any capital asset having an initial cost of $25,000 or more or (ii) discharge or satisfy any Encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the ordinary course of business since December 31, 2008 and, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

Section 5.10.
Mortgages, Liens and Guaranties.  Neither the Company nor any Subsidiary shall, without the prior written approval of Parent, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

Section 5.11.
No Negotiation with Others.  Neither the Company shall solicit or participate in negotiations with (and the Company  shall use their reasonable best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Company from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Company or any Subsidiary or any transaction inconsistent with those contemplated hereby. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Closing, the Company, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a material breach of this Section, may subject to compliance with Section 5.11 and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that are not materially less restrictive than those contained in each of the Confidentiality Agreement Parent and the

Company, provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

For purposes of this Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent ten percent (10%) or more of the total revenue or assets of the Company and its Subsidiaries, taken as a whole, or (ii) ten percent (10%) or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly, hold the assets or businesses referred to in clause (i) above.

        For purposes of this Agreement, the term "Superior Proposal" means any bona fide written offer, which was not solicited after the date hereof and did not result from a material breach of Section 5.11, made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor, (i) provides a higher value to the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any financing condition or financing contingency and (iii) is reasonably capable of being completed in a timely fashion, taking into account all financial, legal, regulatory and other aspects of such proposal.

 In addition to the obligations of the Company set forth in Section 5.11, the Company shall, as promptly as possible and in any event within one (1) business day after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates a Takeover Proposal or that the Company believes could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, once, and not more than once, each day at mutually agreeable times, the Company (or its outside counsel) shall (A) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal (to the extent such negotiations are permitted in accordance with Section 5.11), the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company or any of its Representatives, on the one hand, and the person making a Takeover Proposal or any of its Representatives, on the other hand.

Section 5.12.
Distributions and Repurchases.  No distribution, payment or dividend of any kind will be declared or paid by the Company or any Subsidiary, nor will any repurchase of any of the Company Securities be approved or effected.

Section 5.13.
Letter of Accountant; Work Papers and Access.  The Company shall cause to be delivered to Parent a consent of Chisholm, Pier, Wolf, Nelson & Morrill, LLC, the Company’s independent public accountants, dated a date within three business days before each filing required with the Securities and Exchange Commission in connection with the Transactions addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for consents delivered by independent public accountants in connection with financial statements of acquired companies purchased by reporting companies.  The Company and Security holders shall cause Chisholm, Pier, Wolf, Nelson & Morrill, LLC to deliver to Parent’s independent public accountants the work papers upon which the Company Financial Statements are based and to work with Parent and its independent public accountants to prepare each filing required by the Securities and Exchange Commission.  Additionally, promptly upon reasonable notice from Parent, during normal business hours, the Company shall allow Parent access to the Company’s books and records and personnel, so that Parent’s internal auditors and independent registered public accounting firm, at Parent’s expense, can conduct financial statement reviews/audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as internal control audits in accordance with Section 404 of SOX, as applicable.

Section 5.14.
Supplements and Amendments to the Disclosure Schedules.  The Company shall have the obligation to promptly supplement or amend the Company Disclosure Schedules being delivered by it concurrently with the execution of this Agreement and annexed hereto with respect to any matter (a) hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedules or (b) that existed on the date of this Agreement and should have been disclosed on the Company Disclosure Schedules.  No such supplemented or amended disclosure shall constitute a cause for any liability or remedy pursuant to or with respect to this Agreement or the Transactions contemplated hereby unless the party making such supplemented or amended disclosure had Knowledge of the matter on or before the date of this Agreement and intentionally withheld the disclosure, in which case any such supplemented or amended disclosure shall not preclude the other party from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure.  The Company’s, obligation to amend or supplement the Company Disclosure Schedules shall terminate at the Closing.

ARTICLE VI.

Parent’s Covenants

Parent agrees that between the date hereof and the Closing:

Section 6.1.	Consummation of Agreement. Parent shall use its reasonable best efforts to cause the consummation of the Transactions in accordance with their terms and conditions.

Section 6.2.
Access.  Parent shall permit the Company and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Parent, including its employees, customers and suppliers, and permit the Company and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Parent as the Company and its representatives may request, all for the sole purpose of permitting Parent to become familiar with the business and assets and liabilities of the Parent.

Section 6.3.
Board Nomination.  Subject to the conditions set forth in this Section, at the Closing, the Board of Directors of Parent shall appoint Mr. Rice as a Director of Parent, and will recommend that the Security holders of Parent elect him as a director of Parent.

Section 6.4.
Incentive Stock Options.  Following the Closing, Parent shall issue incentive stock options to former Company employees, who have become employees of Parent, on terms and conditions, including number to be issued, as determined by the Board of Directors of Parent in its sole discretion.

Section 6.5.
Supplements and Amendments to the Disclosure Schedules.  Parent shall have the obligation to promptly supplement or amend the Parent Disclosure Schedules being delivered by it concurrently with the execution of this Agreement and annexed hereto with respect to any matter (a) hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in such Parent Disclosure Schedules or (b) that existed on the date of this Agreement and should have been disclosed on the Parent Disclosure Schedules.  No such supplemented or amended disclosure shall constitute a cause for any liability or remedy pursuant to or with respect to this Agreement or the Transactions contemplated hereby unless the party making such supplemented or amended disclosure had Knowledge of the matter on or before the date of this Agreement, in which case any such supplemented or amended disclosure shall not preclude the other party from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure.  Parent’s, obligation to amend or supplement the Parent Disclosure Schedules shall terminate at the Closing.

ARTICLE VII.

Parent’s Conditions Precedent

Except as may be waived in writing by Parent, the obligations of Parent hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

Section 7.1.
Representations and Warranties.  The representations and warranties of the Company contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date; and Parent shall have received a certificate of the Company’s President, dated as of the Closing Date, to the foregoing effect.

Section 7.2.
Covenants and Conditions.  The Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Company prior to the Closing Date; and Parent shall have received a certificate of the Company’s President dated as of the Closing Date, to the foregoing effect.

Section 7.3.	Proceedings. No Proceeding shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Transactions.

Section 7.4.
No Material Adverse Change.  No Material Adverse Effect on the Company shall have occurred since the date of the most recent audited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Subsidiary or any Security holder.

Section 7.5.
Accountant’s Comfort Letter.  Parent shall have been furnished with a letter of Chisholm, Pier, Wolf, Nelson & Morrill, LLC, independent certified public accountants of the Company, dated the Closing Date and in form and substance satisfactory to Parent, to the effect that a reading of the latest available unaudited consolidated financial statements of the Company and inquiries of certain officials of the Company responsible for financial and accounting matters as to transactions and events since December 31, 2008 did not cause them to believe that (i) such latest available unaudited consolidated financial statements were not fairly presented in accordance with GAAP, (ii) at a specified date not more than five business days prior to the date of such letter, there was any change in the Company’s consolidated long-term debt or any decrease in the consolidated net assets of the Company as compared with the respective amounts shown in the Company’s consolidated balance sheet at the date of such latest available unaudited consolidated financial statements or (iii) for the period from the date of such latest available unaudited consolidated financial statements to a specified date not more than five business days prior to the date of such letter there was a decrease, as compared with the corresponding period in the preceding fiscal year, in the Company’s consolidated net sales, consolidated earnings before provisions for taxes on income, or consolidated net income over the amounts in the corresponding period of the preceding fiscal year.

Section 7.6.                      Due Diligence Review.  Parent shall have completed a due diligence review of the business, operations and financial statements of the Company and the Subsidiaries, the results of which shall be satisfactory to Parent in its sole discretion.

Section 7.7.	Resignations of Directors and Officers. Parent shall have received the resignations of the directors and officers of the Company and all Subsidiaries as requested by Parent.

Section 7.8.
Tax Affidavit.  Parent shall have received a non foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, executed by the Company and the Joint Representatives, on behalf of the Security holders, signed under penalty of perjury and dated as of the Closing Date, to the effect that each Security holder is a United States Citizen (and thus not a foreign person) and providing each Security holder’s United States taxpayer identification number.

Section 7.9.	Approval of the Merger. The Security holders shall not have rescinded or revoked, in any manner, their approval of the Merger.

Section 7.10.
Release of Security holders’ Claims.  Parent shall have received duly executed documents in form satisfactory to Parent pursuant to which each Security holder releases, relinquishes and waives any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that such Security holder may have against the Company and/or the Subsidiaries as of the Closing Date, for any reason whatsoever, including without limitation claims by such Security holder against the Company and/or the Subsidiaries with respect to dividends, repayment of loans, violation of preemptive rights, or payment of salaries or other compensation.

Section 7.11.	Closing Deliveries. Parent shall have received all documents, duly executed in form satisfactory to Parent and its counsel, referred to in Section 9.1.

ARTICLE VIII.

The Company’s Conditions Precedent

Except as may be waived in writing by the Company and the Joint Representatives, the obligations of the Company and Joint Representatives hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

Section 8.1.
Representations and Warranties.  The representations and warranties of Parent contained herein shall be true and correct in all respects as of the Closing Date; and Parent shall have delivered to the Company a certificate of Parent’s President, dated as of the Closing Date, to the foregoing effect.

Section 8.2.
Covenants and Conditions.  Parent shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Parent shall have delivered to the Company a certificate of Parent’s President, dated as of the Closing Date, to the foregoing effect.

Section 8.3.                      No Material Adverse Change.  No Material Adverse Effect shall have occurred on the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Parent shall have occurred since the date of the most recent audited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of Parent.

Section 8.4.
Proceedings.  No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Transactions.

Section 8.5.
Due Diligence Review.  The Company shall have completed a due diligence review of the business, operations and financial statements of the Parent, the results of which shall be satisfactory to the Company in its sole discretion.

Section 8.6.	Closing Deliveries. The Company or Security holders, as the case may be, shall have received all documents referred to in Section 8.2.

ARTICLE IX.

Closing Deliveries

Section 9.1.
Deliveries of the Company.  At the Closing, the Company and Joint Representatives shall deliver to Parent the following, all of which shall be in form and content satisfactory to Parent and its counsel:

(a)           a copy of resolutions of the Board of Directors of the Company and the Security holders authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b)           a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Closing Date;

(c)           a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance by the Company with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of the Company to the Closing have been satisfied;

(d)           a certificate, dated within five days of the Closing Date, of the Secretary of State of Delaware establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

(e)           certificates, dated within five days of the Closing Date, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states;

(f)           all authorizations, consents, approvals, permits and licenses referenced in Section 3.7 of the Company Disclosure Schedules;

(g)           the Exchange Agent Agreement executed by the Company;

(h)           Resignations of the directors of the Company and each of its Subsidiaries and such officers as requested by Parent;

(i)           such other instrument or instruments of transfer as shall be necessary or appropriate, as Parent or its counsel shall reasonably request, to vest in Parent good and marketable title to the Company Securities.

Section 9.2.	Deliveries of Parent. At the Closing, Parent shall deliver or cause to be delivered, the following to the Company or the appropriate party:

(a)           the Share Consideration to the Exchange Agent as required by Section 2.9;

(b)           the Warrants;

(c)           Any cash in lieu of fractional shares due in accordance with Section 2.4.

(d)           a copy of the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of the Transaction Documents, each certified by Parent’s Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

(e)           a certificate of the President of Parent, dated the Closing Date, as to the truth and correctness of the representations and warranties of Parent contained herein on and as of the Closing Date;

(f)           a certificate of the President of Parent, dated the Closing Date, (i) as to the performance of and compliance by Parent with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Parent to the Closing have been satisfied;

(g)           a certificate, dated within five days of the Closing Date, of the Secretary of State of Parent’s state of incorporation, establishing that Parent is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state; and

(h)           the Exchange Agent Agreement executed by Parent.

ARTICLE X.

Post Closing Matters

Section 10.1.
Further Instruments of Transfer.  Following the Closing, at the request of Parent, Security holders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Parent good and marketable title to the Company Securities and (ii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

ARTICLE XI.

Remedies

Section 11.1.	Indemnification.

(a)           Parent agrees that all rights to indemnification for all acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the “Indemnified Parties”) as provided in their respective certificates of incorporation, by-laws or indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, that in the event any claim or claims are asserted or made prior to the expiration of all applicable statutes of limitations, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           Parent shall, or shall cause the Surviving Corporation to, maintain in effect for six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the persons currently covered by such policies as the insured) for acts or omissions occurring at or prior to the Effective Time to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 200% of the current annual premium for the current Company directors’ and officers’ liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such cost, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premium of the Company for such insurance.

ARTICLE XII.

Termination

Section 12.1.	Termination. This Agreement may be terminated:

(a)           At any time prior to the Closing Date by mutual agreement of all parties.

(b)           At any time prior to the Closing Date by Parent if any representation or warranty of the Company or Security holders contained in this Agreement or in any certificate or other document executed and delivered by the Company pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten days.

(c)           At any time prior to the Closing Date by the Company if any representation or warranty of Parent contained in this Agreement or in any certificate or other document executed and delivered by Parent pursuant to this Agreement is or becomes untrue or breached in any material respect or if Parent fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten days.

(d)           By either Parent or the Company if the Closing has not occurred on or before July 31, 2009 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Termination Date.

(e)           By Parent any time after delivery by the Company of any supplement or amendment to the Company Disclosure Schedules as required by Section 5.14, if Parent determines that such supplement or amendments, together with all prior supplements and amendments, has or may reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(f)           By the Company any time after delivery by Parent of any supplement or amendment to the Parent Disclosure Schedules as required by Section 6.5, if the Company determines that such supplement or amendments, together with all prior supplements and amendments, has or may reasonably be expected to have, a Material Adverse Effect with respect to the Parent.

(g)           By Parent any time after there is a breach of Section 5.13.

(h)           By Parent at any time the Dissenting Shares equal more than 5% of the outstanding Company Common Stock.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d), (e), (f) or (g) above, Parent, the Company and the Joint Representatives, as applicable, shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity.  In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE XIII.

Miscellaneous

Section 13.1.	Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

Section 13.2.
Assignment.  Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the Transactions shall be assignable by any party hereto, except by Parent to an affiliate of Parent.

Section 13.3.
Parties In Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 13.4.                      Entire Agreement.  The Transaction Documents constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 13.5.
Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 13.6.
Disclosure Schedules.  The Company Disclosure Schedules and the Parent Disclosure Schedules shall be arranged in separate sections corresponding to the numbered and lettered Sections.    If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception set forth as such in the Disclosure Schedules), the statements in this Agreement will control.

Section 13.7.
Nonsurvival of Representations, Warranties and Covenants.  None of the representations and warranties in this Agreement (including the Company Disclosure Schedule) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 13.7 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

Section 13.8.
Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE.

Section 13.9.	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 13.10.	Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 13.11.
Reference to Agreement.  Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 13.12.	Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure,

either written or oral, regarding the Transactions without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any exchange or OTC, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the Transactions and (iii) by Parent in connection with obtaining financing for the Transactions and conducting an examination of the operations and assets of the Company and the Subsidiaries.

Section 13.13.
Notice.  Any notice or communication hereunder or in any agreement entered into in connection with the Transactions must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission.  Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed.  For purposes of notice, the addresses of the parties shall be:

If to Parent:

Lion Capital Holdings, Inc.
9211 Waterford Centre Blvd, Suite 200
Austin TX 78758
ATTN:  Chief Executive Officer

with a copy to:

Paul J. Wright, Attorney at Law
24955 Pacific Coast Highway, Suite C302
Malibu, California 90265

If to the Company:

DeFi Mobile, Ltd.
7373 East Doubletree Road, Suite 125
Scottsdale, Arizona  85258
ATTN:  Chief Executive Officer

with a copy to:

Wright Advisory, LLC
3213 W. Wheeler St., Suite 307
Seattle, WA 98199
Attention: Managing Member

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

Section 13.14.                                Choice of Forum.  The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Phoenix, Arizona.  Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Maricopa County, Arizona and waives any objection to the venue of any such suit, action or proceeding.  The parties hereto recognize that courts outside Maricopa County, Arizona may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Maricopa County, Arizona, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Maricopa County, Arizona, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

Section 13.15.
Service of Process.  Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 13.13 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

Section 13.16.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 13.17.
Costs, Expenses and Legal Fees.  Whether or not the Transactions are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

EXECUTED as of the date first above written.

Lion Capital Holdings, Inc.

By: ___________________________________
Tim Page, Chief Executive Officer

DEFI MOBILE, LTD.

By:                 ____________________________________
Jeffrey Rice, Chief Executive Officer

DISCLOSURE SCHEDULES

Company Disclosure Schedules

3.1                      Organization and Good Standing; Qualification
3.2                      Capitalization
3.5                      Subsidiaries
3.7                      Consents
3.8                      Financial Statements
3.9                      Liabilities and Obligations
3.10                      Accounts Receivable
3.11(a)                                Cash Compensation
3.11(b)                                Compensation Plans
3.11(c)                                Employment Agreements
3.11(d)                                At Will Employment
3.11(e)                                Employee Policies and Procedures
3.11(g)                                Labor Compliance
3.12(a)                                Identification
3.12(g)                                Funding Status
3.13                      Absence of Certain Changes
3.14(a)                                Real Property
3.14(b)                                Property
3.15                      Commitments
3.17                      Insurance
3.18                      Patents, Trademarks, Service Marks and Copyrights
3.19(c)                                Withholding Tax
3.19(d)                                Audits
3.19(e)                                Tax Reserves
3.20                      Compliance with Laws
3.22                      Litigation
3.26                      Ownership Interests of Interested Persons
3.27                      Environmental Matters

A-

EXHIBITS

Exhibit A - Definitions

Exhibit B – Merger Consideration

Exhibit C – Form of Warrant

Exhibit D – Form of Letter of Transmittal

Exhibit E - Form of Exchange Agent Agreement

5501039v.2

5501039v.2

EXHIBIT A

DEFINITIONS

Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Accounts Receivable” shall have the meaning set forth in Section 3.10.

(b)           “accredited investor” shall have the meaning set forth in Section 2.10(a).

(c)           “Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, including directors, officers or beneficial owners of any class of securities of the Company.  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person.

(d)           “Agreement” shall have the meaning set forth in the Recitals.

(e)           “Allocation” shall have the meaning set forth in Section 2.7.

(f)           “Balance Sheet” shall have the meaning set forth in Section 3.8(a)(ii).

(g)            “Cash Compensation” shall have the meaning set forth in Section 3.11(a).

(h)           “CERCLA” shall have the meaning set forth in Section 3.27(a).

(i)           “Certificate” shall mean certificates representing each share of outstanding Company Securities.

(j)           “Certificate of Merger” shall have the meaning set forth in Section 2.2.

(k)             “Claim” has the meaning assigned in Section 11.3(c).

(l)           “Closing” shall mean the closing of the Transactions, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Paul J. Wright, Esq. 24955 Pacific Coast Highway, Suite C302, Malibu, California 90265, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

(m)           “Closing Agreement” shall have the meaning set forth in Section 3.19(k).

(n)           “Closing Date” shall mean July 30, 2009 or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be later than the Termination Date.

(o)           “Closing Share Consideration” shall mean the number of shares of Parent Common Stock equal to the Share Consideration allocated to each Security holder.

(p)           “Code” shall mean the Internal Revenue Code of 1986.

5501039v.2

(q)           “Commitments” shall have the meaning set forth in Section 3.15(a).

(r)           “Company” shall have the meaning set forth in the recitals.

(s)           “Company Common Stock” shall have the meaning set forth in Section 3.2.

(t)            “Company Disclosure Schedules” shall mean the Disclosure Schedules delivered by the Company pursuant to ARTICLE III.

(u)           “Company Financial Statements” shall have the meaning set forth in Section 3.8(a).

(v)           “Company Preferred Stock” shall have the meaning set forth in Section 3.2.

(w)           “Company Products” shall mean each and all of the products of the Company (including without limitation any software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Company.

(x)           “Company Securities” shall mean the Company Common Stock, the Company Preferred Stock and the Company Common Stock Equivalents.

(y)           “Company Shareholders’ Meeting” shall have the meaning set forth in Section 2.8(b).

(z)           “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or otherwise used by the Company.

(aa)           “Compensation Plans” shall have the meaning set forth in Section 3.11(b).

(bb)           “Controlled Group” shall have the meaning set forth in Section 3.12(g).

(cc)           “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

(dd)            “Dissenting Shares” shall have the meaning set forth in Section 2.8(b).

(ee)           “DGCL” shall have the meaning set forth in the recitals.

(ff)           “Effective Time” shall have the meaning set forth in Section 2.2.

(gg)           “Employee Benefit Plans” shall have the meaning set forth in Section 3.12(a).

5501039v.2

(hh)           “Employee Policies and Procedures” shall have the meaning set forth in Section 3.11(e).

(ii)           “Employment Agreements” shall have the meaning set forth in Section 3.11(c).

(jj)           “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, shareholder agreement, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(kk)           “Environmental Laws” shall have the meaning set forth in Section 3.27(a).

(ll)           “ERISA” shall have the meaning set forth in Section 3.12(a).

(mm)           “Exchange Account” shall have the meaning set forth in Section 2.10(b).

(nn)           “Exchange Act” shall have the meaning set forth in Section 4.6(a).

(oo)           “Exchange Agent” shall have the meaning set forth in Section 2.9.

(pp)           “Exchange Agent Agreement” means the Exchange Agent Agreement, in substantially the form of Exhibit E.

(qq)           “excess parachute payment” shall have the meaning set forth in Section 3.19(r).

(rr)           “Financing” shall mean an offering by Parent of up to $8,000,000 of Series F Preferred Stock.

(ss)           “Founders” shall mean Jeffrey Rice and David Thomas.

(tt)           “GAAP” shall mean generally accepted United States accounting principles, applied on a basis consistent throughout the periods involved.

(uu)           “Governmental Body” shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(vv)            ‘Indemnified Parties” shall have the meaning set forth in Section 11.1.

5501039v.2

(ww)            “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents or extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office or any other applicable Governmental Body.

(xx)           “Knowledge” shall mean, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any director or executive officer of the Company,  the Parent or the Sub, respectively, serving in such capacity as of the date hereof.

(yy)           “Legal Requirements” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, judgment, decree, injunction, order, constitution, law, licensing, permit, authorization or consent requirement, ordinance, principal of common law, regulation, statute or treaty.

(zz)           “Letter of Transmittal” shall have the meaning set forth in Section 2.10(a).

(aaa)           “Litigation Expense” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this Article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements.

(bbb)            “Material Adverse Effect” shall mean any action, change, condition, development, event, facts, occurrence or omission (each, an "Event") that, individually or in the aggregate, (i) would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the subject company and its subsidiaries, taken as a whole, or (ii) would prevent, materially impede or materially delay the consummation  of the Merger or the other transactions contemplated herein; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on subject company and its subsidiaries: (A) any Events generally affecting (I) the industry in which the Parties primarily operates to the extent they do not materially disproportionately affect the subject company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the subject company and its subsidiaries primarily operates or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the subject company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the subject company and its subsidiaries primarily operates; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent they do not disproportionately affect the subject company and its subsidiaries, taken as a whole; (C) any Events readily apparent from any matters or circumstances disclosed in or incorporated by reference into the Company Disclosure Schedule; (D) any Events resulting from or arising out of any change in GAAP or changes in applicable Law (including the rules of NASDAQ); (E) any Events (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Merger or any of the other transactions contemplated by the Transaction; and (F) any Events arising from or otherwise relating to any action taken by the Company with Parent's consent or that is required by this Agreement..

5501039v.2

(ccc)           “Merger” shall have the meaning set forth in the recitals.

(ddd)           “Merger Consideration” shall have the meaning set forth in Section 2.3.

(eee)            “Non-Performing Security holders” shall have the meaning set forth in Section 2.10(e).

(fff)           “off the shelf” shall have the meaning set forth in Section 3.18(c)(iii).

(ggg)           “ordinary course of business” means the usual and customary way in which the Company or any Subsidiary, as the case may be, has conducted its business in the past.

(hhh)           “Parent” shall have the meaning set forth in the recitals.

(iii)           “Parent Common Stock” shall have the meaning set forth in Section 2.3(a).

(jjj)           “Parent Disclosure Schedules” shall mean the Disclosure Schedules delivered by Parent pursuant to ARTICLE IV.

(kkk)            “Parent SEC Reports” shall have the meaning set forth in Section 4.6(a).

(lll)            “Patents” shall mean the Issued Patents and all Patent Applications.

(mmm)                      “Patent Applications” shall mean all provisional or non provisional patent applications, whether published or unpublished, filed in the United States Patent and Trademark Office or any other applicable Governmental Body, together with any reexamination proceedings, invention disclosures and records of invention.

(nnn)           “Person” shall mean any individual corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

(ooo)           “Personal Property” shall have the meaning set forth in Section 3.14(b).

(ppp)           “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(qqq)           “Proprietary Rights” shall mean any and all (a)(i) Patents, (ii) Trademarks, including without limitation, Registered Trademarks, (iii) Copyrights, including without limitation, Registered Copyrights, and (iv) Trade Secrets; and (b) any right to use or exploit any of the foregoing.

(rrr)           “RCRA” shall have the meaning set forth in Section 3.27(a).

(sss)           “Real Property” shall have the meaning set forth in Section 3.14(a).

5501039v.2

(ttt)           “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

(uuu)           “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

(vvv)            “Securities Act’ shall have the meaning set forth in Section 3.2.

(www)                      “Security holders” shall mean the holders of Company Common Stock and the Company Series A Preferred Stock outstanding on the date of this Agreement.

(xxx)            “Share Consideration” shall have the meaning set forth in Section 2.3(a).

(yyy)           “SOX” shall have the meaning set forth in Section 4.6(a).

(zzz)           “Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 100% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and shall include within the meaning of the term each Subsidiary, as defined above, of any Subsidiary of the Company.

(aaaa)           “Surviving Company” shall have the meaning set forth in Section 2.1(b).

(bbbb)           “Tax” shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Commitment relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

(cccc)           “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirements relating to any Tax.

(dddd)           “Tax Ruling” shall have the meaning set forth in Section 3.19(k).

(eeee)           “Termination Date” shall have the meaning set forth in Section 12.1(d).

(ffff)           “Third Party Claim” has the meaning assigned in Section 11.3(d).

5501039v.2

(gggg)           “Transaction Documents” shall mean, collectively, this Agreement, the Warrants, the Employment Agreements, the non competition and Confidentiality and each other agreement, document and instrument required to be executed in accordance therewith and all exhibits, schedules, instrument or certificate contemplated thereby.

(hhhh)           “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(iiii)           “Trademarks” shall mean all trademarks, service marks, marks, logos, insignias, designs, names, domain names, business names, trade names or other symbols as well as all goodwill associated with any of the foregoing.

(jjjj)           “Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents.

(kkkk)           “Warrants” shall have the meaning set forth in Section 2.3(b).

(llll)           “Warrant Consideration” shall have the meaning set forth in Section 2.3(b).

5501039v.2